Exhibit 99.1

scPharmaceuticals Inc. Reports Second Quarter 2022 Financial Results

and Provides Business Update

Announced FDA acceptance of FUROSCIX® New Drug Application and Prescription Drug User-Fee Act

target action date of October 8, 2022

Continued to advance commercial readiness activities in support of an anticipated Q4 2022 launch of

FUROSCIX, if approved

Ended Q2 with cash, cash equivalents, restricted cash and investments of $56.0 million

BURLINGTON, Mass., August 9, 2022 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the second quarter ended June 30, 2022 and provided a business update.

Business Update

•

Announced U.S. Food and Drug Administration (FDA) acceptance of FUROSCIX (furosemide) 80 mg/10 mL for subcutaneous administration New Drug Application (NDA) and Prescription Drug User-Fee Act (PDUFA) target action date of October 8, 2022.

•

Continued to advance commercial readiness activities in anticipation of a Q4 2022 commercial launch of FUROSCIX, if approved, including payer research, and completed hiring of all commercial management positions.

•

Hosted a virtual investor webinar, FUROSCIX (furosemide) 80 mg/10 mL for subcutaneous administration Commercial Day: An Investigational Treatment for Heart Failure Patients. The webinar featured presentations by Key Opinion Leaders (KOLs) Dr. Daniel Bensimhon and James T. Kenney who discussed, respectively: 1) the unmet clinical need in treating heart failure patients and 2) insights from the payer perspective including the high costs associated with treating these patients.

•

Announced positive results from the AT HOME-HF Phase 2 Pilot study. The study results favored FUROSCIX over a “treatment as usual” approach across all pre-defined secondary endpoints. Furthermore, subjects randomized to FUROSCIX had a 37% reduction in the risk of a heart failure hospitalization relative to patients randomized to “treatment as usual” at day 30.

•

Announced that two abstracts were accepted for presentation summarizing the positive results from the company’s FREEDOM-HF study at the American Association of Heart Failure Nurses 18th Annual Meeting, which was held June 15-18.

•	Ended the second quarter with cash, cash equivalents, restricted cash and investments of $56.0 million.

“The key highlight of the second quarter of 2022 was clearly the FDA’s acceptance of our FUROSCIX NDA and assignment of an October 8th PDUFA date, and we are continuing to advance our commercial readiness activities in anticipation of a fourth quarter commercial launch, if approved,” stated John Tucker, chief executive officer of scPharmaceuticals. “At the same time, we added to the growing body of evidence demonstrating that there exists a significant unmet need in the treatment of heart failure patients, a significant source of hospital admissions and readmissions. We believe FUROSCIX, if approved, may represent a new paradigm in the treatment of heart failure with the potential to improve patient outcomes while generating significant cost savings for payers.”

Second Quarter 2022 Financial Results and Financial Guidance

scPharmaceuticals ended the second quarter of 2022 with $56.0 million in cash, cash equivalents, restricted cash and investments, compared to $75.5 million as of December 31, 2021.

scPharmaceuticals reported a net loss of $9.7 million for the second quarter of 2022, compared to $7.1 million for the comparable period in 2021.

Research and development expenses were $5.1 million for the second quarter of 2022, compared to $3.8 million for the comparable period in 2021. The increase in research and development expenses for the quarter ended June 30, 2022 was primarily due to an increase in pharmaceutical development costs, including supplies, and employee-related costs, offset by a decrease in regulatory consulting costs.

General and administrative expenses were $4.3 million for the second quarter of 2022, compared to $2.6 million for the comparable period in 2021. The increase in general and administrative expenses for the quarter ended June 30, 2022 was primarily attributable to an increase in employee-related costs and commercial preparation costs.

Based on its current operating plan, the Company forecasts its 2022 net loss to be $43 to $48 million.

As of June 30, 2022, scPharmaceuticals total shares outstanding was 27,395,146.

About FUROSCIX® (furosemide) 80 mg/10 mL for subcutaneous administration

FUROSCIX is an investigational, proprietary furosemide solution formulated to a neutral pH, designed to allow for subcutaneous infusion via a wearable, pre-programmed on-body drug delivery system, for outpatient self-administration. FUROSCIX is currently under development for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure who display reduced responsiveness to oral diuretics and who do not require hospitalization. If approved, FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the timing and outcome of the FDA’s review of the NDA; expectations regarding the potential label or market impact of FUROSCIX, if approved; the Company’s planned efforts to prepare for commercialization of FUROSCIX; the timing of commercial launch, if approved, and the success of such commercialization, if approved; the potential benefits, expected costs and future plans and expectations for FUROSCIX, if approved; the significance and potential impact of the results of the AT HOME-HF Phase 2 Pilot study and relevant data; and the Company’s projected financial guidance, including projected annual loss. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive reviews of the data, and as more patient data become available, the risk that results of a clinical study are subject to interpretation and additional analyses may be needed and/or may contradict such results, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for the FUROSCIX On-Body Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates, and the risk that the current COVID-19 pandemic will impact the Company’s device validation, drug stability testing and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2021 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Investors:

Hans Vitzthum

LifeSci Advisors, 617-430-7578

hans@lifesciadvisors.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2021	2022	2021	2022
Operating expenses:
Research and development	$3,807	$5,142	$7,816	$9,489
General and administrative	2,649	4,279	5,381	7,172

Total operating expenses	6,456	9,421	13,197	16,661

Loss from operations	(6,456)	(9,421)	(13,197)	(16,661)
Other income	33	64	288	78
Interest income	12	107	32	120
Interest expense	(651)	(447)	(1,287)	(965)

Net loss	$(7,062)	$(9,697)	$(14,164)	$(17,428)

Net loss per share, basic and diluted	$(0.26)	$(0.35)	$(0.52)	$(0.64)

Weighted—average common shares outstanding, basic and diluted	27,355,454	27,378,507	27,346,141	27,373,459

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31,	JUNE 30,
	2021	2022
Cash, cash equivalents, restricted cash and investments	$75,460	$56,033
Working capital	63,429	42,315
Total assets	79,037	59,162
Term loan	17,159	12,314
Accumulated deficit	(189,698)	(207,126)
Total stockholders’ equity	56,470	40,457